Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CYTOCORE, INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF OCTOBER, A.D. 2013, AT 3:39 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2971781 8100

131175099

AUTHENTICATION: 0799168

DATE: 10-08-13

You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:39 PM 10/08/2013
FILED 03:39 PM 10/08/2013
SRV 131175099 - 2971781 FILE

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
CYTOCORE, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

CytoCore, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

1. The Board of Directors of the Corporation (the "Board"), acting by Unanimous Written Consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware (the "DGCL") adopted a resolution authorizing the Corporation to increase the number of shares of the common stock, $.001 par value per share (the "Common Stock") that the Corporation is authorized to issue from 500,000,000 to 2,000,000,000 and to file this Certificate of Amendment:

Article FOURTH of the Certificate of Incorporation shall be amended by deleting Section 4.1 in its entirety and submitting therefor the following:

"Section 4.1. The total number of shares of stock which the Corporation is authorized to issue is Two Billion Ten Million (2,010,000,000) shares, comprised of Two Billion (2,000,000,000) shares of common stock, par value $0.001 per share, and Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share."

2. That in lieu of a meeting and vote of stockholders, the holders of a majority in interest of record of the issued and outstanding shares of Common Stock have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL.

3. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, CytoCore, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 8th day of October, 2013.

CYTOCORE, INC.

By: /s/ Robert f. McCullough Jr.
Name: Robert F. McCullough Jr.
Title: Chief Executive Officer